Exhibit 99.1

NEWS RELEASE

Contact:	David Kimichik	Andrea Welch	Scott Eckstein
	Chief Financial Officer	Investor Relations	Financial Relations Board
	(972) 490-9600	(972) 778-9487	(212) 827-3766
ASHFORD HOSPITALITY TRUST PROVIDES EARNINGS GUIDANCE FOR
THIRD QUARTER 2011, SETS EARNINGS CALL FOR NOVEMBER 10TH
DALLAS, October 6, 2011 — Ashford Hospitality Trust, Inc. (NYSE: AHT) today announced its preliminary expectations for Revenue Per Available Room (RevPAR) and Adjusted Funds from Operations (AFFO) for the third quarter ended September 30, 2011.
The Company expects to report an increase of approximately 5.9% in RevPAR for all Legacy hotels in continuing operations and an increase of approximately 5.5% in RevPAR for all hotels in continuing operations in the Highland Hospitality Portfolio for the third quarter of 2011, compared with the previous year. Not including nonrecurring items, Ashford also expects to report AFFO of approximately $0.36 to $0.40 per diluted share for the third quarter of 2011, compared with $0.33 per diluted share in 2010.
Ashford plans to issue its earnings release for the third quarter after the market closes on Wednesday, November 9, 2011, and will host a conference call on Thursday, November 10, 2011, at 11 a.m. ET. The number to call for this interactive teleconference is (480) 629-9818. A replay of the conference call will be available through Thursday, November 17, 2011, by dialing (303) 590-3030 and entering the confirmation number, 4478474.
The live broadcast of Ashford Hospitality Trust’s quarterly conference call will be available online at the Company’s web site, www.ahtreit.com on Thursday, November 10, 2011, beginning at 11 a.m. ET. The online replay will follow shortly after the call and continue for approximately one year.

Ashford is a self-administered real estate investment trust focused on investing in the hospitality industry across all segments and at all levels of the capital structure. Additional information can be found on the Company’s website at www.ahtreit.com.
Certain statements and assumptions in this press release contain or are based upon “forward-looking” information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties. When we use the words “will likely result,” “may,” “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” or similar expressions, we intend to identify forward-looking statements. Such forward-looking statements include, but are not limited to, the timing for closing, the impact of the transaction on our business and future financial condition, our business and investment strategy, our understanding of our competition and current market trends and opportunities and projected capital expenditures. Such statements are subject to numerous assumptions and uncertainties, many of which are outside Ashford’s control.
These forward-looking statements are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from those anticipated, including, without limitation: general volatility of the capital markets and the market price of our common stock; changes in our business or investment strategy; availability, terms and deployment of capital; availability of qualified personnel; changes in our industry and the market in which we operate, interest rates or the general economy; and the degree and nature of our competition. These and other risk factors are more fully discussed in Ashford’s filings with the Securities and Exchange Commission.
The forward-looking statements included in this press release are only made as of the date of this press release. Investors should not place undue reliance on these forward-looking statements. We are not obligated to publicly update or revise any forward-looking statements, whether as a result of new information, future events or circumstances, changes in expectations or otherwise.
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